SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	March 19, 2014

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

	350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
	(Address of principal executive offices)	(Zip Code)

	Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 - Other Events

In a continuing effort to provide maximum visibility into the Development Agreement (“DA”) signing process currently underway, Omagine, Inc. (the "Company") is providing the following information in order to keep its shareholders informed of the Company’s activities regarding the DA for the Omagine Project in Oman. The Omagine Project is planned to be developed on a one million square meter plot of beachfront land (equal to approximately 245 acres) facing the Gulf of Oman just west of the capital city of Muscat (the "Omagine Site").

As previously reported:

On February 13, 2014, the Ministry of Tourism (“MOT”) proposed a slight variation to the boundaries of the Omagine Site (the “New Boundaries”).

On February 17, 2014, Omagine LLC accepted and agreed to the New Boundaries.

On February 18, 2014, Omagine LLC delivered copies of the final Omagine DA to MOT (the “Final DA”).

On March 3, 2014, the Company’s president, Frank Drohan, spoke to the Minister of Tourism, His Excellency Ahmed Al-Mahrizi, who informed Mr. Drohan that:

(i)	the Final DA was acceptable, and

(ii)	MOT had now determined that, since the land for the Omagine Site came from His Majesty, the Sultan, it was also necessary that the Office of Royal Court Affairs consent to the New Boundaries.

H.E. Mahrizi further informed Mr. Drohan that:

(i)	as soon as RCA had consented to the New Boundaries, he (H.E. Mahrizi) would direct the MOT staff to secure a new land deed from the Ministry of Housing showing the New Boundaries (the “New Deed”), and

(ii)	as soon as the New Deed was issued, he (H.E. Mahrizi) was ready to sign the DA with Omagine LLC.

Also on March 3, 2014, Mr. Drohan spoke to the Chief Investment Officer of RCA, Mr. Suleiman Al-Yahyai and informed him of his discussion with H.E. Mahrizi. Mr. Al-Yahyai informed Mr. Drohan that he would return to Muscat on March 9th and that he would promptly thereafter attend to this matter with H.E. Al-Kindi.

Subsequently:

On March 6, 2014, Mr. Drohan sent an email to H.E. Al-Kindi (with copies to H.E. Al-Mahrizi and Mr. Al-Yahyai) informing H.E. Al-Kindi in detail of his (Mr. Drohan’s) abovementioned discussion with H.E. Mahrizi regarding the MOT requirement for RCA’s consent to the New Boundaries.

On March 10, 2014, Mr. Drohan met with Mr. Al-Yahyai and explained the above matter of the New Boundaries in detail and delivered drawings of the New Boundaries proposed by MOT to Mr. Al-Yahyai.  Mr. Al-Yahyai called the President of H.E. Al-Kindi’s RCA office, explained the matter to him, and was asked by the President of the RCA Minister’s office to have Omagine LLC send an official letter in Arabic (not an email) to H.E. Al-Kindi explaining the matter and attaching the drawings.

On the following day, March 11, 2014, the requested letter in Arabic from Omagine LLC to H.E. Al-Kindi (with the requested drawings attached) was delivered by Mr. Drohan to Mr. Al-Yahyai at RCA.

Mr. Drohan’s March 11th letter in Arabic to H.E. Al-Kindi is attached hereto as Exhibit 10.1 (along with an English translation thereof) and is substantially a re-statement of his March 6th email to H.E. Al-Kindi. H.E. Al-Mahrizi and Mr. Al-Yahyai mentioned above.

On March 13, 2014, Mr. Al-Yahyai delivered Mr. Drohan’s letter and attached drawings to H.E. Al-Kindi along with an official covering memorandum from Mr. Al-Yahyai.

On March 19, 2014, Mr. Drohan spoke at length with Mr. Al-Yahyai at RCA who stated that he:

(i)	had not yet received a reply from H.E. Al-Kindi,

(ii)	did not regard the New Boundaries as an issue of any consequence at all, and

(iii)	would call both the Minister of Royal Court Affairs and the Minister of Tourism early next week if he had not heard from them before that time.

Although these government bureaucratic procedures are both cumbersome and tedious, management continues to have a very high degree of certainty in its belief at this time that the Omagine Development Agreement will be signed in the very near term.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement and the Usufruct Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (including the many delays as described in our previous SEC Reports) to sign the Development Agreement and the Usufruct Agreement with the Government of the Sultanate of Oman.

Item 9.01  Financial Statements and Exhibits

(a)           Not applicable
(b)           Not applicable
(c)           Exhibit Number and Description:

Exhibit	Description

Exhibit 10.1	Omagine LLC Letter to H.E. Al-Kindi dated March 11, 2014 (Original Arabic and an English translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: March 19, 2014	By:	/s/ Frank J. Drohan
Frank J. Drohan
Chairman of the Board,
President and Chief
Executive Officer

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